CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-197738) and Form S‑3 (No. 333-214023) of Spark Energy, Inc. of our report dated April 11, 2017 relating to the consolidated financial statements of Verde Energy USA Holdings, LLC and Subsidiaries, which appears in this Current Report on Form 8‑K/A of Spark Energy, Inc.
/s/ PricewaterhouseCoopers LLP
Florham Park, New Jersey
September 13, 2017